FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): February 8, 2005

                          GLOBETEL COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                      0-23532                 88-0292161
(State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                      Identification No.)

        9050 Pines Blvd., Suite 110, Pembroke Pines, FL            33024
          (Address of Principal Executive Offices)               (Zip Code)

      Registrant's telephone number, including area code: 954-241-0590

            Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)

Dr. Jerrold R. Hinton has resigned as a member of the Board of Directors of Globetel Communications Corp. There were no disputes between the Company and Dr. Hinton.

Laina Raveendran Greene has joined the Board of Directors of the Company. Since 1998, Ms. Greene has been the CEO of GetIT Multimedia Pte Ltd., a Silicon Valley company based in Singapore (www.getit-multimedia.com). GetIT Multimedia is a content development and delivery company providing solutions for e-learning and e-communications. Portfolio of clients include Mindsports Organisation, Ministry of Education, Cisco Systems, International Telecommunications Union Asia Pacific Virtual Learning Centre, Nokia, Infocomm Development Authority of Singapore, IDC, Raffles International, NKF, and others. GetIT has been involved in e-learning since 1998, and has gained a reputation for offering fast, effective solutions to clients to help them learn and communicate effectively online to create value. GetIT has been featured in international and local media such as CNN, Edge Magazine, Singapore Productivity journal, and the San Jose Mercury News.

Ms. Greene has also worked as a Business Development Manager for Singapore Telecommunications Limited; an adjunct lecturer at the National University of Singapore; worked with the Singapore delegation during the 1990 GATT-Uruguay Rounds; and acted as a legal consultant and advisor to the International Telecommunication Union (ITU).

Ms. Greene is a graduate of the National University of Singapore where she received a Bachelors of Law and of Harvard University Law School, where she received a Masters of Law.

Item 9.01(c)

Exhibits

99.1 Text of press release dated February 14, 2005 announcing the resignation of Jerold Hinton as a director of the Company and the appointment of Laina Raveendran Greene as a member of the board of directors. Furnished pursuant to Regulation FD.

SIGNATURE

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       Globetel Communications Corp.


Dated: February 14, 2005               By: /s/ Timothy M. Huff
                                       -----------------------------
                                            Timothy M. Huff,
                                            Chief Executive Officer